CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-2 our report dated April 30, 2019, relating to the financial statement of the NexPoint Latin American Opportunities Fund, as of December 31, 2018, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in both the Prospectus and Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 30, 2019